                                                  ------------------------------
                                                           OMB APPROVAL
                                                  ------------------------------
                                                  OMB Number:    3235-0145
                                                  Expires: November 30, 1999
                                                  Estimated average burden
                                                  hours per response . . . 14.90
                                                  ------------------------------


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1 )*


                                  CARDIMA, INC.
             -------------------------------------------------------
                                (Name of Issuer)


                          COMMON STOCK, $.001 par value
             -------------------------------------------------------
                         (Title of Class of Securities)


                                    14147M106
             -------------------------------------------------------
                                 (CUSIP Number)


             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [ ]  Rule 13d-1(b)
         [ ]  Rule 13d-1(c)
         [X]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

CUSIP No.  14147M106                                  PAGE   2   OF   12   PAGES
                                                            --        --


--------------------------------------------------------------------------------
  (1)   NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Atlas Venture Fund II, L.P.
--------------------------------------------------------------------------------
  (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (A)  [ ]
                                                                      (B)  [ ]
--------------------------------------------------------------------------------
  (3)   SEC USE ONLY

--------------------------------------------------------------------------------
  (4)   CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware Limited Partnership
--------------------------------------------------------------------------------
                                 (5)   SOLE VOTING POWER

          NUMBER OF                    0 shares
           SHARES               ------------------------------------------------
        BENEFICIALLY             (6)   SHARED VOTING POWER
          OWNED BY
            EACH                       554,373 shares
          REPORTING             ------------------------------------------------
         PERSON WITH             (7)   SOLE DISPOSITIVE POWER

                                       0 shares
                                ------------------------------------------------
                                 (8)   SHARED DISPOSITIVE POWER

                                       554,373 shares
--------------------------------------------------------------------------------
  (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        554,373 shares
--------------------------------------------------------------------------------
 (10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*

--------------------------------------------------------------------------------
 (11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        3.4%
--------------------------------------------------------------------------------
 (12)   TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------


                               Page 2 of 12 Pages

                                  SCHEDULE 13G

CUSIP No.  14147M106                                  PAGE   3   OF   12   PAGES
                                                            --        --


--------------------------------------------------------------------------------
  (1)   NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Atlas Venture Associates II, L.P.
--------------------------------------------------------------------------------
  (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (A)  [ ]
                                                                      (B)  [ ]
--------------------------------------------------------------------------------
  (3)   SEC USE ONLY

--------------------------------------------------------------------------------
  (4)   CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware Limited Partnership
--------------------------------------------------------------------------------
                                 (5)   SOLE VOTING POWER

          NUMBER OF                    0 shares
           SHARES               ------------------------------------------------
        BENEFICIALLY             (6)   SHARED VOTING POWER
          OWNED BY
            EACH                       554,373 shares
          REPORTING             ------------------------------------------------
         PERSON WITH             (7)   SOLE DISPOSITIVE POWER

                                       0 shares
                                ------------------------------------------------
                                 (8)   SHARED DISPOSITIVE POWER

                                       554,373 shares
--------------------------------------------------------------------------------
  (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        554,373 shares
--------------------------------------------------------------------------------
 (10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*

--------------------------------------------------------------------------------
 (11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        3.4%
--------------------------------------------------------------------------------
 (12)   TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------


                               Page 3 of 12 Pages

                                  SCHEDULE 13G

CUSIP No.  14147M106                                  PAGE   4   OF   12   PAGES
                                                            --        --


--------------------------------------------------------------------------------
  (1)   NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Atlas Venture Europe Fund B.V.

--------------------------------------------------------------------------------
  (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (A)  [ ]
                                                                      (B)  [ ]
--------------------------------------------------------------------------------
  (3)   SEC USE ONLY

--------------------------------------------------------------------------------
  (4)   CITIZENSHIP OR PLACE OF ORGANIZATION

        The Netherlands
--------------------------------------------------------------------------------
                                 (5)   SOLE VOTING POWER

          NUMBER OF                    0 shares
           SHARES               ------------------------------------------------
        BENEFICIALLY             (6)   SHARED VOTING POWER
          OWNED BY
            EACH                       554,373 shares
          REPORTING             ------------------------------------------------
         PERSON WITH             (7)   SOLE DISPOSITIVE POWER

                                       0 shares
                                ------------------------------------------------
                                 (8)   SHARED DISPOSITIVE POWER

                                       554,373 shares
--------------------------------------------------------------------------------
  (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        554,373 shares
--------------------------------------------------------------------------------
 (10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*

--------------------------------------------------------------------------------
 (11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        3.4%
--------------------------------------------------------------------------------
 (12)   TYPE OF REPORTING PERSON*

        CO
--------------------------------------------------------------------------------



                               Page 4 of 12 Pages

                                  SCHEDULE 13G

CUSIP No.  14147M106                                  PAGE   5   OF   12   PAGES
                                                            --        --


--------------------------------------------------------------------------------
  (1)   NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Atlas InvesteringsGroep N.V.

--------------------------------------------------------------------------------
  (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (A)  [ ]
                                                                      (B)  [ ]
--------------------------------------------------------------------------------
  (3)   SEC USE ONLY

--------------------------------------------------------------------------------
  (4)   CITIZENSHIP OR PLACE OF ORGANIZATION

        The Netherlands
--------------------------------------------------------------------------------
                                 (5)   SOLE VOTING POWER

          NUMBER OF                    0 shares
           SHARES               ------------------------------------------------
        BENEFICIALLY             (6)   SHARED VOTING POWER
          OWNED BY
            EACH                       554,373 shares
          REPORTING             ------------------------------------------------
         PERSON WITH             (7)   SOLE DISPOSITIVE POWER

                                       0 shares
                                ------------------------------------------------
                                 (8)   SHARED DISPOSITIVE POWER

                                       554,373 shares
--------------------------------------------------------------------------------
  (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        554,373 shares
--------------------------------------------------------------------------------
 (10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*

--------------------------------------------------------------------------------
 (11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        3.4%
--------------------------------------------------------------------------------
 (12)   TYPE OF REPORTING PERSON*

        CO
--------------------------------------------------------------------------------

                               Page 5 of 12 Pages

                                  SCHEDULE 13G

Item 1(a).        NAME OF ISSUER:  Cardima, Inc.

Item 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                  47266 Benicia Street, Fremont, CA  94538

Item 2(a). NAMES OF PERSONS FILING: Atlas Venture Fund II, L.P., Atlas Venture Associates II, L.P., Atlas Venture Europe Fund B.V. and Atlas InvesteringsGroep N.V.

                  Atlas Venture Associates II, L.P. is the sole general partner of Atlas Venture Fund II, L.P. Atlas InvesteringsGroep N.V. is the sole shareholder of Atlas Venture Europe Fund B.V.

Item 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
                  The address of the principal business office of Atlas Venture Fund II, L.P. and Atlas Venture Associates II, L.P. is Atlas Venture, 222 Berkeley Street, Boston, Massachusetts 02116. The address of the principal business office of Atlas Venture Europe Fund B.V. and Atlas InvesteringsGroep N.V. is Atlas InvesteringsGroep N.V., Naarderpoort 1, 1411 MA Naarden, The Netherlands.

Item 2(c). CITIZENSHIP: Atlas Venture Fund II, L.P. and Atlas Venture Associates II, L.P. are each a limited partnership organized under the laws of the State of Delaware. Atlas Venture Europe Fund B.V. and Atlas InvesteringsGroep N.V. are each a corporation organized under the laws of The Netherlands.

Item 2(d).        TITLE OF CLASS OF SECURITIES:  Common Stock, $.001 par value

Item 2(e).        CUSIP NUMBER:  00014147M106

Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                  Not Applicable.

Item 4.           OWNERSHIP.

                  Not Applicable.

Item 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  [x] Each of Atlas Venture Fund II, L.P., Atlas Venture Associates II, L.P., Atlas Venture Europe Fund B.V., and Atlas InvesteringsGroep N.V. may be deemed to own beneficially 554,373 shares of Common Stock as of December 31, 1999, which is five percent or less of the Common Stock of Cardima, Inc.

Item 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.


                               Page 6 of 12 Pages

                  Not Applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not Applicable.

Item 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not Applicable. The reporting persons expressly disclaim membership in a "group" as defined in Rule 13d-1(b)(1)(ii)(J).

Item 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not Applicable.

Item 10.          CERTIFICATIONS.

                  Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).




                               Page 7 of 12 Pages

                                   SIGNATURES

         After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the Agreement listed on EXHIBIT 1 hereto.

Dated:  February 10, 2000

ATLAS VENTURE FUND II, L.P.              ATLAS INVESTERINGSGROEP N.V.

By: Atlas Venture Associates II, L.P.
                                         By:                *
                                            -----------------------------------
                                             Hans Bosman,
                                             Managing Director
By:                 *
   -----------------------------------
    Christopher J. Spray,
    General Partner                      ATLAS VENTURE EUROPE FUND B.V.

ATLAS VENTURE ASSOCIATES II, L.P.        By: Atlas InvesteringsGroep N.V.


By:                 *                    By:                *
   -----------------------------------      -----------------------------------
    Christopher J. Spray,                    Hans Bosman,
    General Partner                          Managing Director




* The undersigned attorney-in-fact, by signing her name below, does hereby sign this statement on behalf of the above indicated filers pursuant to Powers of Attorney filed hereto as EXHIBIT 2.


    /s/ Jeanne Larkin Henry
    ----------------------------------
    Jeanne Larkin Henry
    Attorney-in-fact




                               Page 8 of 12 Pages

                                                                       EXHIBIT 1
                                    AGREEMENT

         Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of ILOG S.A.

         This agreement may be executed in any number of counterparts, each of which shall be deemed an original.

         EXECUTED this 10th day of February, 2000.

ATLAS VENTURE FUND II, L.P.              ATLAS INVESTERINGSGROEP N.V.

By: Atlas Venture Associates II, L.P.
                                         By:                *
                                            -----------------------------------
                                             Hans Bosman,
                                             Managing Director
By:                 *
   -----------------------------------
    Christopher J. Spray,
    General Partner                      ATLAS VENTURE EUROPE FUND B.V.

ATLAS VENTURE ASSOCIATES II, L.P.        By: Atlas InvesteringsGroep N.V.


By:                 *                    By:                *
   -----------------------------------      -----------------------------------
    Christopher J. Spray,                    Hans Bosman,
    General Partner                          Managing Director



* The undersigned attorney-in-fact, by signing her name below, does hereby sign this statement on behalf of the above indicated filers pursuant to Powers of Attorney filed hereto as EXHIBIT 2.


    /s/ Jeanne Larkin Henry
    --------------------------------
    Jeanne Larkin Henry
    Attorney-in-fact



                               Page 9 of 12 Pages

                                                                       EXHIBIT 2

                                POWER OF ATTORNEY


         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each and any of Christopher J. Spray and Jeanne Larkin Henry his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all instruments, certificates and documents required to be executed on behalf of himself individually or on behalf of each or any of Atlas Venture Fund, L.P., Atlas Venture Associates, L.P., Atlas Venture Partners III, B.V., Atlas Venture Fund II, L.P., Atlas Venture Associates II, L.P., Atlas Venture Europe Fund B.V., Atlas InvesteringsGroep N.V., and Atlas Venture Beheer II B.V. pursuant to sections 13 and 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.





                  [REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]

                      [SIGNATURE PAGE FOLLOWS IMMEDIATELY]




                              Page 10 of 12 Pages

      IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 31st day of January, 1997.



                                            /s/ Christopher J. Spray
                                            ---------------------------------
                                            Christopher J. Spray


Commonwealth of Massachusetts)
                             ) ss:
County of Suffolk            )

      On this 31st day of January, 1997, before me personally came Christopher
J. Spray, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.


[Notary Seal]                               /s/ Elizabeth  A. LeBlanc
                                            ---------------------------------
                                            Notary Public

                                            My commission expires:  July 3, 1998



                               Page 11 of 12 Pages

      IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 7th day of February, 2000.



                                         /s/ Hans Bosman
                                         ---------------------------------
                                         Hans Bosman


Commonwealth of Massachusetts)
                             ) ss:
County of Suffolk            )

      On this 7th day of February, 2000, before me personally came Hans Bosman, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.


[Notary Seal]                            /s/ Ann M. Grummitt
                                         ---------------------------------
                                         Notary Public

                                         My commission expires: November 6, 2003








                              Page 12 of 12 Pages